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                    January 22, 2021

       Ilan Daskal
       Chief Financial Officer
       BIO-RAD LABORATORIES, INC.
       1000 Alfred Nobel Drive
       Hercules, California 94547

                                                        Re: BIO-RAD
LABORATORIES, INC.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-07928

       Dear Mr. Daskal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences